EXHIBIT 23.1
                               KPMG Peat Marwick LLP




                          Consent of Independent Auditors


  The Board of Directors
  Wells-Gardner Electronics Corporation

       We consent to incorporation by reference in this registration statement on Form S-8 of Wells-Gardner Electronics Corporation of our reports dated February 16, 1995 relating to the balance sheets of Wells-Gardner Electronics Corporation as of December 31, 1994 and 1993 and the related statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1994, which reports appear in or are incorporated by reference in the December 31, 1994 annual report on Form 10-K of Wells-Gardner Electronics Corporation.

                                /s/ KPMG Peat Marwick LLP

                                KPMG Peat Marwick LLP


  Chicago, Illinois
  July 31, 1995
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